EXHIBIT 10.14

EXCLUSIVE LICENSE AGREEMENT BETWEEN

BRIGHAM YOUNG UNIVERSITY AND OSMOTICS CORPORATION

Section		Page

1	Definitions	1

2	BYU Grant	3

3	Licensee Grant	5

4	Exclusive Use	5

5	Performance Requirements	6

6	License Fees and Royalties	6

7	Reports, Records, Penalties and Interest	8

8	Confidentiality	9

9	Separate Service Agreement	10

10	Export Controls and Applicable Laws	10

11	Patent Marking and Copyright Notice	10

12	Patent Prosecution and Maintenance	11

13	Infringement	11

14	Warranty and Limitation of Remedy	12

15	Product Liability and General Indemnification	13

16	Term and Termination	14

17	Dispute Resolution and Mediation	15

18	Licensee Assignment	15

19	Non Use of BYU Name	16

20	Publication	16

21	Payment, Notices and Other Communications	16

22	Miscellaneous Provisions	16

EXCLUSIVE LICENSE AGREEMENT

BRIGHAM YOUNG UNIVERSITY

This Agreement, effective May 1, 2004 is entered into between Brigham Young University, a Utah non-profit corporation and institution of higher education, with its principal campus and place of business located at Provo, Utah 84602 (referred to in this Agreement as “BYU”) and Osmotics Corporation, a Colorado corporation with its principal place of business located at 1444 Wazee Street, Denver, Colorado, and its subsidiary, Osmotics Pharma, Inc., a Colorado corporation with its principal place of business located at 1444 Wazee Street, Denver Colorado, (collectively referred to in this Agreement as “LICENSEE”).

RECITALS

I               BYU is the sole owner of certain intellectual property rights known as “Steroid-Derived Antibiotics” and has the right to grant licenses with respect to these rights.

A.            BYU is an institution of higher education and is not in the business of commercially developing ideas, inventions, or other types of intellectual property, but it does desire to have Steroid-Derived Antibiotics available to the public and is willing to grant a license for this purpose.

B.            LICENSEE has represented to BYU that LICENSEE has the technical and commercial ability, and the technical, financial and other resources necessary to successfully develop and sell products or services based upon Steroid-Derived Antibiotics.

C.            LICENSEE desires to obtain a license to Steroid-Derived Antibiotics upon the terms and conditions of this Agreement.

In consideration of the promises and mutual covenants contained in this Agreement the parties agree as follows:

TERMS OF AGREEMENT

1              Definitions

For the purposes of this Agreement, the following terms, words and phrases shall have the meaning ascribed to them in this Section.

1.1           “ADJUSTED GROSS SALES” shall mean LICENSEE’s gross receipts or the fair market monetary equivalent value of consideration received for LICENSED PRODUCTS or PROCESSES, including IMPROVEMENTS which are sold, leased, licensed or otherwise transferred by or for LICENSEE, its AFFILIATES, a SUBLICENSEE or as otherwise authorized by the express written consent of BYU to a retail outlet, distributor or END USER, including without limitation all fees separately billed and specifically identified as consideration for support, maintenance, service or subscriptions which include providing upgrades or new versions, less qualifying costs directly attributable to such sale, lease, license or transfer actually allowed and borne by LICENSEE or a SUBLICENSEE.  Such qualifying costs shall be limited to the costs of the following:

A.                                   Trade or quantity discounts actually allowed and taken in such amounts as are customary in the trade;

B.                                     Sales, import and export duties and/or use and excise taxes directly imposed with reference to particular sales;

C.                                     Outbound transportation expenses prepaid or allowed;

D.                                    Amounts allowed or credited by reason of timely rejections or returns; and

E.                                      Fees separately billed and specifically identified as “installation fees,” which are consistent with those normally charged in the trade.

No deductions shall be made for commissions paid to individuals, whether they be regularly employed by LICENSEE or by independent sales agents, or for the cost of collections.  For purposes of calculating “ADJUSTED GROSS SALES” a LICENSED PRODUCT or PROCESS shall be considered sold, leased, licensed or transferred when billed, invoiced, shipped, paid for or transferred, whichever event occurs first.

1.2           “AFFILIATE” shall mean any person or entity owned or controlled directly or indirectly by LICENSEE or a SUBLICENSEE or any person or other entity controlled by, controlling or under common control with LICENSEE or a SUBLICENSEE.  The term “control” means possession, direct or indirect, of the powers to direct or cause the direction of the management and policies of a person or entity; whether through ownership, voting securities, beneficial interests, by contract, by agreement, or otherwise.

1.3           “END USER” means any person or entity to which LICENSED PRODUCTS or LICENSED PROCESSES are sold or licensed for personal or business use and not for the purpose of licensing or selling to other persons or entities.

1.4           “FIELD OF APPLICATION” means all fields of application for the first twenty-four (24) months from the effective date of this Agreement, after which FIELD OF APPLICATION shall include all applications consisting of Cosmetics Preservation, Human Topical Application, Human Systemic Treatment, Veterinarian and Agricultural Applications and Food or Other Non-Cosmetics Preservation for which LICENSEE has conducted research or has engaged in substantial commercialization efforts including, but not limited to research or commercialization of applications by strategic partners or sublicensees.  In the event that LICENSEE has engaged in substantial discussions with any third party regarding the Applications which are to go into effect after the first twenty-four (24) months from the effective date of this Agreement, BYU shall not, upon written notice from Licensee, engage in any further discussions with said third party and BYU shall encourage said third party to negotiate an appropriate business relationship with

LICENSEE. LICENSEE agrees to provide written progress reports to BYU of such substantial discussions every six (6) months.

1.5           “IMPROVEMENT(S)” means any invention, idea, trade secret or know-how which includes any portion of, or utilizes any portion of, the LICENSED TECHNOLOGY, LICENSED PRODUCTS or LICENSED PROCESSES, or any derivative work which is directly related to, or which develops, enhances or improves any portion of the LICENSED TECHNOLOGY, LICENSED PRODUCTS or LICENSED PROCESSES, whether or not patentable, copyrightable, or otherwise protectable as INTELLECTUAL PROPERTY which is subsequently acquired or developed by LICENSEE during the term of this Agreement.

1.6           “INTELLECTUAL PROPERTY” means and includes any and all patents, copyrights, semiconductor design rights, trademarks, trade secrets, know-how, and other proprietary rights, and any and all applications and registrations therefor.

1.7           “LICENSED PROCESS(ES)” means and includes any process, procedure, technique, method or service the use or practice of which incorporates or makes use of any part of the LICENSED TECHNOLOGY or IMPROVEMENTS.

1.8           “LICENSED PRODUCT(S)” means and includes any product, apparatus, or IMPROVEMENTS which are developed, or enhanced in whole or in part by LICENSEE, the production, manufacture, sale, lease, license, transfer or use of which incorporates or makes use of any part of the LICENSED TECHNOLOGY or IMPROVEMENTS.  In the event such a product or apparatus forms an integral part or component of a larger product, such larger product shall be considered a “LICENSED PRODUCT,” for purposes of this Agreement.

1.9           “LICENSED TECHNOLOGY” means and includes all of BYU’s technology, INTELLECTUAL PROPERTY, and related enhancements generated at BYU and known as Steroid-Derived Antibiotics as more particularly described in Exhibit A, which is attached to this Agreement and by reference is incorporated and made part of this Agreement.

1.10         “LICENSEE” is Osmotics Corporation and its AFFILIATES and any other person or entity that becomes a successor in interest to, purchases, merges with, assumes control of, or becomes an assignee of LICENSEE.

1.11         “SUBLICENSEE” is any person or entity, including value added retailers or other individuals or entities, which are licensed pursuant to this Agreement by LICENSEE with rights to the LICENSED TECHNOLOGY to market to END USERS LICENSED PRODUCTS or LICENSED PROCESSES which are developed, enhanced, improved or manufactured by said person or entity.

1.12         “TERRITORY” means the world.

2              BYU Grant

2.1           Subject to the provisions of Section 2.4, BYU hereby grants LICENSEE an exclusive right and license to utilize the LICENSED TECHNOLOGY to develop LICENSED

PRODUCTS, LICENSED PROCESSES, and IMPROVEMENTS, to manufacture, sell, lease and otherwise transfer LICENSED PRODUCTS and to practice LICENSED PROCESSES within the TERRITORY and the FIELD OF APPLICATION as authorized in this Agreement until such time as this Agreement expires or is terminated.  This grant will extend to the manufacture, sale, lease, transfer or other disposition of LICENSED PRODUCTS or LICENSED PROCESSES within the TERRITORY and the FIELD OF APPLICATION through an AFFILIATE or through LICENSEE’s use of any retail outlet or distributor and shall authorize any END USERS’ use of the LICENSED PRODUCTS and LICENSED PROCESSES sold or transferred by LICENSEE or its AFFILIATES, retail outlets or distributors.

2.2           The grants provided under this Agreement shall specifically include the right for LICENSEE to sublicense to SUBLICENSEES its rights under this Agreement to the LICENSED TECHNOLOGY with respect to the TERRITORY and the FIELD OF APPLICATION.  All sublicenses granted by LICENSEE shall be subject to the terms and conditions of this Agreement and any sublicense agreement shall have an express provision to this effect.  No sublicense shall relieve LICENSEE of any of its obligations under this Agreement.  Sublicenses under this Agreement shall be structured to guarantee the payment of royalties to BYU in an amount at least equal to the amount of royalties which BYU would have received from LICENSEE had LICENSEE made, sold, leased, or otherwise transferred the LICENSED PRODUCTS or LICENSED PROCESSES authorized in the sublicense.  LICENSEE agrees to forward to BYU a fully executed copy of each sublicense agreement within thirty (30) days of its execution, and to act as a fiduciary to protect BYU’s interests in the sublicense and to collect and transmit to BYU all royalties due.

2.3           Nothing in this Agreement shall be considered as granting any rights, express or implied, in BYU’s patents, patent applications, inventions, methods, technical, confidential or proprietary information, expertise, know-how, trade secrets or knowledge not specifically licensed in this Agreement, and all rights not expressly granted by this Agreement to LICENSEE are expressly reserved by BYU.  The license granted by this Agreement shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any existing, new or derivative technology not specifically licensed by this Agreement.  The reservation of rights described in this Section is intended to be broadly construed and not to be limited by the definitions set forth in this Agreement.

2.4           Notwithstanding the exclusive license granted pursuant to this Agreement with respect to the TERRITORY and FIELD OF APPLICATION, BYU, the Church of Jesus Christ of Latter-day Saints and the Church Education System reserve the right to make, have made or use the LICENSED TECHNOLOGY, LICENSED PRODUCTS, LICENSED PROCESSES and IMPROVEMENTS anywhere in the world for continuing research and non-commercial academic and ecclesiastical uses without cost.  Moreover, should BYU, The Church of Jesus Christ of Latter-day Saints or any educational institution within the Church Education System wish to purchase any LICENSED PRODUCTS or PROCESSES for their own use and not for resale or competitive commercialization from LICENSEE or its AFFILIATES, LICENSEE agrees to sell such LICENSED PRODUCTS or PROCESSES at the manufacturing cost plus 20% or the price given by LICENSEE to its most favored customers, whichever is less.

2.5           All rights reserved by the United States Government including an irrevocable, nonexclusive, nontransferable, royalty-free license on behalf of the United States Government for government purposes shall remain and shall in no way be affected by this Agreement.

3              Licensee Grant

3.1           LICENSEE hereby grants, assigns, transfers and conveys to BYU all of LICENSEE’s right, title and interest in and to all IMPROVEMENTS, and any INTELLECTUAL PROPERTY therein, of any kind or description created or developed by LICENSEE or its SUBLICENSEES.  This grant and assignment shall be absolute and irrevocable, shall survive the termination of this Agreement and is intended to entitle BYU, the Church of Jesus Christ of Latter-day Saints and the Church Education System to use said IMPROVEMENTS for their academic and ecclesiastical purposes as more fully described in Section 2.4 of this Agreement, to entitle BYU to license the LICENSED TECHNOLOGY and IMPROVEMENTS to third parties subsequent to termination of this Agreement and to entitle BYU to collect royalties.

3.2           In the event that any of LICENSEE’s rights with respect to any IMPROVEMENTS as detailed in Section 3.1 are not fully assignable or otherwise transferable to BYU for any reason whatsoever, in accordance with the provisions of this Section 3, LICENSEE shall, and hereby does, grant BYU a non-exclusive, irrevocable, perpetual, worldwide license in and to all such IMPROVEMENTS and all INTELLECTUAL PROPERTY therein.

3.3           In furtherance of LICENSEE’s obligations under Section 3.1 and Section 3.2, LICENSEE shall take all actions, and shall execute and deliver to BYU, or file with appropriate government agencies, all documents and other materials, as reasonably requested by BYU, in order to permit BYU (or any third party assignee designated by BYU) to perfect and protect its ownership or license of all rights, title and interests in and to all IMPROVEMENTS and INTELLECTUAL PROPERTY therein.

3.4           LICENSEE agrees to disclose to BYU all information reasonably requested by BYU with respect to any IMPROVEMENTS and INTELLECTUAL PROPERTY therein and to provide and assign to BYU all documents and data, in whatever form, reasonably necessary for BYU to use such IMPROVEMENTS and INTELLECTUAL PROPERTY in the manner contemplated in this Section 3.

4              Exclusive Use

4.1           Licensee shall use only the LICENSED TECHNOLOGY and IMPROVEMENTS subject of this License Agreement for the purpose of marketing or commercializing Steroid-Derived Antibiotics or related technology, and LICENSEE shall be expressly prohibited from using, selling or commercializing any other alternative functionally inferior or equivalent technology which is not subject of this Agreement for such purpose without the express written consent of BYU, which shall not be unreasonably withheld, and being subject to the provisions of Section 4.2 of this Agreement.

4.2           In the event LICENSEE believes that its use or substitution of any alternative functionally inferior or equivalent technology not subject of this Agreement would be in its best business interests, it may request the written consent of BYU to use such substitute technology, provided that the royalty provisions of this Agreement shall extend to LICENSEE’S use of the same in performing any functions substantially equivalent to the LICENSED TECHNOLOGY and IMPROVEMENTS subject of this License Agreement.

4.3           The restrictions described in this Section 4 “Exclusive Use” shall not apply to LICENSEE’S use of any other technology or intellectual property which interfaces with, or operates in conjunction with or independently from, the LICENSED TECHNOLOGY and IMPROVEMENTS, but which does not perform a function substantially equivalent to the LICENSED TECHNOLOGY or IMPROVEMENTS.

4.4           After termination of this Agreement due to the breach or default of LICENSEE, LICENSEE and its officers, directors and key technical employees shall not for a period of three (3) years thereafter use, develop, market or commercialize, directly or indirectly, any alternative product which utilizes a functionally equivalent technology or a technology derived from the technology subject of this Agreement.

5              Performance Requirements

5.1           LICENSEE shall, during the term of this Agreement, use its best level of effort to bring one or more LICENSED PRODUCTS or LICENSED PROCESSES to market in order to maximize the ADJUSTED GROSS SALES through a thorough, vigorous and diligent commercial program.

5.2           LICENSEE shall submit an Investigational New Drug Application to the U.S. Food and Drug Administration within twenty four (24) months from the effective date of this Agreement.

5.3           LICENSEE shall have available and offer at least one LICENSED PRODUCT for sale or license by January 1, 2008, and such offer for sale or license shall be accompanied by advertising and/or other marketing efforts consistent with LICENSEE’s new product introductions for products of the same nature and which are substantially similar to the LICENSED PRODUCTS or PROCESSES.

5.4           LICENSEE’s failure to perform in accordance with this Section of the Agreement to the reasonable satisfaction of BYU may be considered by BYU to be a material breach of this Agreement and as such may entitle BYU to exercise its termination rights in accordance with Section 16 below.

6              License Fees and Royalties

In consideration of the license granted under this Agreement, LICENSEE shall pay to BYU, in the manner designated below until the Agreement shall be terminated, as follows:

6.1           License Issue Fees: A license issue fee in the amount of Fifty Thousand Dollars ($50,000) shall be paid upon the execution of this Agreement.  This license issue fee shall be non-refundable and may not be credited toward the payment of any royalties or other consideration required by this Agreement.

6.2           Annual Maintenance Fee: A fee in the amount of Fifty Thousand Dollars ($50,000). shall be paid each year on the anniversary of the effective date of this agreement until commercial sales of LICENSED PRODUCTS or LICENSED PROCESSES have commenced.

6.3           Research & Development Support.  LICENSEE agrees to pay to BYU an annual sum of Ninety Thousand Dollars ($90,000) paid quarterly to support Dr. Savage’s research and development related to the compounds that are the subject of this License Agreement.  The first payment of Twenty-Two Thousand Five Hundred Dollars ($22,500) shall be due on May 1, 2004, with additional payments due on August lst, November 1st and February lst.  In the event that Dr. Savage is no longer affiliated with BYU or is no longer conducting research related to the compounds that are the subject of this License Agreement, then LICENSEE’s obligation to provide this monetary support shall terminate as of the quarter following such triggering event.

6.4           Earned Royalties: Earned royalties shall be paid quarterly in the amount equal to five percent (5.0%) of the ADJUSTED GROSS SALES anywhere in the TERRITORY and FIELD OF APPLICATION of the LICENSED PRODUCTS, LICENSED PROCESSES or IMPROVEMENTS subject of this Agreement used, leased, licensed, sold or otherwise transferred to an END USER by or for LICENSEE, its AFFILIATES or pursuant to any SUBLICENSEE agreement.

6.5           Minimum Royalties: An annual minimum royalty amount shall be paid for each calendar year as specified in Table 1 below.  Year 1 shall be the first full calendar year following any governmental regulatory approval for a pharmaceutical use of the LICENSED TECHNOLOGY.  In the event that LICENSEE’s earned royalty payments to BYU during any particular calendar year fall below the applicable sum indicated in Table 1, then LICENSEE shall pay a minimum royalty to BYU with its last report of the year in the amount indicated in Table 1 less any earned royalties paid for that calendar year.  Earned royalties paid for any given calendar year shall only be credited against minimum royalties payable for that same calendar year, and shall not be carried over to any subsequent year.

Table 1

Calendar Year	Minimum Royalty

Year 1	$100,000
Year 2	$200,000
Year 3 and each year thereafter	$300,000

6.6           Any royalty amount due to BYU arising out of this Agreement shall accrue at the time of use, sale, lease, license or transfer of a LICENSED PRODUCT or LICENSED PROCESS and shall be deemed to be held in trust for the benefit of BYU until actual payment of such amounts is made pursuant to this Agreement.

7              Reports, Records, Penalties and Interest

7.1           LICENSEE shall keep, and shall require all SUBLICENSEES, AFFILIATES, and any other party responsible by the terms of this Agreement to make payments to BYU to keep, at their own expense, accurate books of account, using generally accepted accounting principles and practices, detailing all data necessary to calculate and easily audit any payments due to BYU under this Agreement.  These books of account shall be kept at LICENSEE’s, AFFILIATE’s or SUBLICENSEE’s principal place of business.  These books and supporting data shall be open at all reasonable times, upon ten (10) calendar days written notice, throughout the term of this Agreement and for a period of five (5) years following the end of the calendar year to which they pertain, to inspection by BYU or its agents for the purpose of verifying LICENSEE’s reports, royalty statements or other compliance with this Agreement.  In the event that any such inspection reveals any underpayment of royalties by LICENSEE, LICENSEE shall promptly rectify any such underpayment, reimburse BYU for the cost of such inspection if such inspection reveals a deficiency in any quarterly payment due to BYU hereunder in the amount of one percent (1%) or more of the amount payable to BYU, and shall pay the penalty and interest amounts specified in Section 7.4 below.

7.2           LICENSEE, within thirty (30) days after the last day of each full calendar quarter subsequent to the effective date of this Agreement, shall deliver to BYU an accurate written report summarizing in sufficient detail to allow BYU to verify all payment amounts, the data used during the preceding three-month period under this Agreement to calculate the payments due to BYU during the applicable accounting period.  These records and reports shall include at least the following information for the accounting period:

A.                                   Calculation of ADJUSTED GROSS SALES, itemized as to the number and the identity of the LICENSED PRODUCTS or PROCESSES sold.

B.                                     All qualifying deductible costs claimed as offsets as applicable.

C.                                     Calculation of earned royalties and total royalties due broken down by applicable category.

D.                                    Minimum royalty amounts due in excess of earned royalty amounts. (Fourth quarter report only.)

E.                                      Names and address of all AFFILIATES and SUBLICENSEES and full reports from them complying with the reporting requirements of Section 7.2 A-D.

7.3           With each such report submitted, LICENSEE shall pay to BYU all fees, royalties and all other amounts due, payable and arising pursuant to this Agreement.  If no amounts shall be due, LICENSEE shall so report.  All amounts paid to BYU pursuant to this Agreement shall be in United States Dollars unless otherwise agreed in writing between the parties, and the amount of all royalties to be paid to BYU shall be determined on the basis of the relevant currency exchange rate published by the Wall Street Journal on the last business day of the calendar quarter to which such royalties relate.

7.4           A penalty will be assessed in an amount equal to three percent (3%) of any payment due to BYU arising out of this Agreement if the payment is made more than thirty (30) days late.  Interest will accrue from the thirtieth day after the payment was due at a rate of eighteen percent (18%) per annum or the highest rate permitted by law, whichever is lower, and the interest payment shall be due and payable every thirty (30) days thereafter.  Any unpaid interest or penalty shall be compounded monthly at the applicable interest rate.

7.5           In the event LICENSEE engages an independent auditor or employs an internal auditor for the purpose of verifying the accuracy of its books of account, LICENSEE shall cause said auditor to verify the accuracy of the quarterly reports required in Section 8 of this Agreement, and LICENSEE shall provide to BYU a copy of the report and any documentation generated in the verification process on or before ninety (90) days after the verification process is completed.

8              Confidentiality

8.1           LICENSEE agrees, that as LICENSEE receives material provided by BYU which is marked as confidential, or is verbally so designated and confirmed in writing by BYU within thirty (30) days of the receipt of the materials by LICENSEE, or which LICENSEE would at the time of disclosure reasonably understand under the circumstances to be considered by BYU to be confidential, LICENSEE shall take reasonable precautions to protect such material and to preserve its confidential, proprietary or trade secret status during the term of this Agreement and for a period of five (5) years after termination of this Agreement.

8.2           In determining whether or not information is confidential, the burden of proof shall be upon LICENSEE to establish by competent proof and by preponderance of the evidence that such information to be non-confidential was:

A.                                   Already known to LICENSEE at the time of disclosure by BYU, or

B.                                     Generally available to the public or otherwise part of the public domain at the time of its disclosure to LICENSEE, or

C.                                     Became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of LICENSEE in breach of this Agreement, or

D.                                    Subsequently, lawfully disclosed to LICENSEE by a third party.

8.3           LICENSEE may disclose BYU’s confidential information only to the extent it is authorized in writing to do so by BYU and such disclosure is reasonably necessary to further the objectives of this Agreement.

8.4           All of LICENSEE’s and SUBLICENSEE’s employees and independent contractors with access to BYU’s confidential information shall be bound in writing, copies of which shall be retained by LICENSEE and submitted to BYU upon request of BYU, to make no unauthorized use or disclosure of the confidential information.  The form of the writing to be signed is described on attached Exhibit B, which is incorporated by reference into this Agreement.

8.5           LICENSEE agrees that a breach of its obligation to protect BYU’s confidential information shall cause immediate and irreparable harm to BYU which cannot be adequately compensated by monetary damages.  Accordingly, any breach or threatened breach of confidentiality shall entitle BYU to preliminary and permanent injunctive relief in addition to such remedies as may be otherwise available to BYU.

9              Separate Service Agreement

If BYU shall agree to supply technical and engineering services required to effectively transfer to LICENSEE the LICENSED TECHNOLOGY licensed herein, LICENSEE shall reimburse BYU for its expenses incurred in furnishing such technical and engineering services pursuant to the terms and conditions of a separate written agreement.

10           Export Controls and Applicable Laws

10.1         It is understood that the LICENSED TECHNOLOGY may be subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979), and LICENSEE’s obligations under this Agreement may be contingent upon compliance with applicable United States export laws and regulations.  The transfer of certain technical data and commodities may require a license from the cognizant agent of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency.  BYU neither represents that a license shall not be required nor that, if required, it shall be issued.  LICENSEE shall observe and obey all export laws in countries in which it shall do business.

10.2         In the exercise of its rights, and the performance of its obligations under this Agreement, LICENSEE shall comply with all applicable laws, regulations and governmental orders.  LICENSEE shall obtain, and shall maintain in full force and effect throughout the continuance of this Agreement, all licenses, permits, authorizations and approvals required under all applicable laws, regulations and governmental orders of the TERRITORY, and shall make all filings, notifications and reports to all relevant governmental agencies, which are necessary or appropriate in order for the performance by LICENSEE of all of its obligations under this Agreement.  In the event that the issuance of any such license, permit, authorization or approval is conditioned upon any modification or amendment to this Agreement that is unacceptable to BYU, BYU shall have the right to terminate this Agreement without any further obligations whatsoever hereunder to LICENSEE.

11           Patent Marking and Copyright Notice

If applicable, LICENSEE agrees to mark the LICENSED PRODUCTS sold in the United States with all applicable United States patent numbers and copyright notices.  All LICENSED PRODUCTS shipped to or sold in other countries shall be marked in such a manner as to conform with the patent and/or copyright laws and practice of the country of manufacture or sale.

12           Patent Prosecution and Maintenance

12.1         BYU shall use its best efforts to apply for, seek prompt issuance of, and maintain during the term of this Agreement any patent and/or copyright rights to properly patentable or copyrightable INTELLECTUAL PROPERTY set forth in Exhibit A or to any residuals, derivatives, enhancements and modifications thereto.  BYU shall diligently prosecute, file, perfect and maintain all such patent or copyright rights, patents or applications utilizing legal counsel of its choice.  BYU shall consult with LICENSEE in selecting foreign countries in which to file patent applications and in the selection and use of legal counsel.  LICENSEE shall cooperate with BYU in such prosecution, filing and maintenance.

12.2         LICENSEE shall reimburse BYU for all fees and costs relating to the filing, prosecution, perfection and maintenance of the patent rights, both domestic and foreign which have accrued upon the effective date of this Agreement within sixty (60) days from the proceeds being available to LICENSEE arising out of the execution of LICENSEE’S first sublicense or strategic partner agreement, but in no event later than May 1, 2006. LICENSEE agrees to reimburse BYU for on-going patenting expenses incurred after the effective date of this Agreement within thirty (30) days from receipt of an invoice.

12.3         LICENSEE SHALL HAVE NO CLAIM OR DAMAGES AGAINST BYU, ITS PERSONNEL, TRUSTEES OR STUDENTS FOR FAILURE TO PERFORM ITS OBLIGATIONS PURSUANT TO SECTION 13 OF THIS AGREEMENT AND SHALL NOT CONSIDER BYU’S FAILURE TO SO PERFORM A BREACH OF THIS AGREEMENT.

13           Infringement

13.1         LICENSEE shall inform BYU promptly in writing of any alleged infringement or misuse of the INTELLECTUAL PROPERTY subject of this Agreement by a third party and of any available evidence of such infringement or misuse.

13.2         During the term of this Agreement, BYU shall have the right, but shall not be obligated, to prosecute at its own expense any infringements or misuse of the LICENSED TECHNOLOGY, and, in furtherance of such right, LICENSEE agrees that BYU may require LICENSEE to participate as a party plaintiff in any such suit, without expense to LICENSEE.  The total cost of any such infringement action commenced solely by BYU shall be paid by BYU and BYU shall be entitled to retain any recovery or damages arising from the infringement or misuse.

13.3         If within sixty (60) days after having been notified of any alleged misuse or infringement, BYU does not intend on prosecuting an infringement action, BYU shall notify LICENSEE of its intention not to bring suit.  In such event only, LICENSEE shall have the right, at its own expense, to prosecute a suit to remedy the infringement or misuse of the INTELLECTUAL PROPERTY subject of this Agreement.  LICENSEE may, for such purposes, use the name of BYU as party plaintiff.  However, the right to bring an infringement action shall remain only for so long as this Agreement remains in effect.  No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the express written consent of BYU, which consent shall not be unreasonably withheld.  LICENSEE shall indemnify BYU against any order or settlement for costs or reasonable attorneys’ fees that may be made against BYU in such proceedings prosecuted by LICENSEE.

13.4         In the event that LICENSEE shall undertake the enforcement of INTELLECTUAL PROPERTY subject of this Agreement by litigation, LICENSEE may withhold up to 50% of any royalty payments otherwise due BYU and apply the same toward reimbursement of a cumulative maximum of fifty percent (50%) of its reasonable and paid outside attorneys fees, court costs and expert witness fees.  Any recovery of damages by LICENSEE from such suit shall be applied first to satisfaction of any unreimbursed litigation expenses and legal fees of LICENSEE relating to the suit and next toward reimbursement of BYU for any royalties withheld.  The balance remaining from any such recovery shall be divided between LICENSEE and BYU so that BYU receives its proportionate (5.0%) interest under the terms of this AGREEMENT.

13.5         In the event that a declaratory judgment or other action alleging unlawful infringement of any intellectual property rights of a third party is brought against LICENSEE, BYU, at its sole option, shall have the right within thirty (30) days after the commencement of such action to intervene and assume the sole defense of the action at its own expense.  Should BYU elect not to defend, LICENSEE shall have the right to defend the suit at its sole expense.

13.6         If a third party is successful in prevailing against LICENSEE in an adjudicated lawsuit demonstrating that the LICENSED TECHNOLOGY, as delivered to LICENSEE by BYU, unlawfully infringed upon such third party’s intellectual property rights, LICENSEE shall be entitled to terminate this Agreement or to offset against future earned royalties the full amount of LICENSEE’S court costs, attorney fees and damages awarded.

13.7         In any infringement suit, the other party shall, at the request and expense of the party initiating the suit, cooperate in all respects and, to the extent possible, make its employees reasonably available to testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

14           Warranty and Limitation of Remedy

14.1         BYU represents and warrants that to the best of its knowledge it is the owner of the entire right, title, and interest in and to and has the sole right to grant licenses under this Agreement to the LICENSED TECHNOLOGY as described on Exhibit A.  BYU makes no warranty or representation with respect to the application of the LICENSED TECHNOLOGY to any particular purpose.

14.2         BYU makes no representation that the manufacture, use, lease, or sale of the LICENSED TECHNOLOGY will not infringe a copyright or patent granted to others, other than to state that it knows of no such copyright, patent or other proprietary interests which would be so infringed.

14.3         Each party represents and warrants to the other that it has all of the requisite power and authority to enter into this Agreement and to perform each and every term, provision and obligation of this Agreement, and that neither the execution nor delivery of this Agreement will conflict with or result in a breach of the terms, provisions or obligations of, or constitute a default pursuant to, any other agreement or instrument under which such party is obligated.

14.4         ALL WARRANTIES MADE IN THIS AGREEMENT ARE EXCLUSIVE AND, TO THE EXTENT PERMITTED BY LAW, ARE IN LIEU OF ALL OTHER WARRANTIES EXPRESS AND IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER WARRANTY WHETHER EXPRESS OR IMPLIED.

14.5         BYU will not be liable for any loss of profits or for any claim or demand against LICENSEE by any other party.  BYU’s liability, if any, for any damages to LICENSEE shall not exceed in any event the total earned royalties which have been paid by LICENSEE to BYU during the term of this Agreement.  IN NO EVENT WILL BYU BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES EVEN IF BYU HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  No action, regardless of form, arising out of the transaction subject of this Agreement may be brought against BYU more than one year after the cause of action is discovered.

15           Product Liability and General Indemnification

15.1         BYU does not warrant the effectiveness or operation of any of the LICENSED PRODUCTS or LICENSED PROCESSES, and the parties to this Agreement agree and understand that BYU shall have no liability to an END USER.  LICENSEE, therefore, agrees to hold BYU harmless and indemnify BYU, its trustees, officers, employees and agents from and against any and all litigation, claims, damages or actions (including reasonable attorneys’ fees) that may be instituted against BYU arising out of LICENSEE’S marketing, distribution, sale, production, manufacture, lease, consumption or advertisement of the LICENSED TECHNOLOGY, LICENSED PRODUCTS or LICENSED PROCESSES or arising from any obligation of LICENSEE under this Agreement, including, but not limited to, claims resulting from any alleged type of defect in the LICENSED TECHNOLOGY, LICENSED PRODUCTS or LICENSED PROCESSES or damages allegedly caused by any breach of contract by LICENSEE, its AFFILIATES or SUBLICENSEES, or the use or misuse of the LICENSED TECHNOLOGY, LICENSED PRODUCTS or LICENSED PROCESSES, notwithstanding any third-party allegation that their claims, injuries or damages were proximately caused in part or wholly by BYU’s negligence.  In the event BYU is sued as a party defendant or otherwise pursuant to claims identified in this Section as being subject to indemnification, LICENSEE agrees to defend BYU at LICENSEE’S sole expense in such action.  Should any award or decree be made against BYU, it shall be the obligation of LICENSEE to (a) appeal the decision and pay if the appeal is lost or (b) pay such award or make any settlement as may be warranted before or after the decision on appeal.  BYU may, at its own option, conduct its own defense in such actions and all expenses and attorneys’ fees for such defense shall be paid by LICENSEE.

15.2         LICENSEE shall immediately notify BYU of any litigation in which it, its officers or its directors, agents or employees may be involved if there is a reasonable possibility that this Agreement or BYU will be affected and afford BYU reasonable cooperation should BYU elect to make its own defense.

16           Term and Termination

16.1         Subject to earlier termination in accordance with this Section, this Agreement shall commence on the effective date of this Agreement and remain in force until the expiration of the last valid claim of any patent included in the LICENSED TECHNOLOGY.

16.2         The Agreement may be terminated immediately by written notice to LICENSEE by BYU at its election in the event of the occurrence of any one of the following circumstances:

A.                                   In the event LICENSEE is placed in the hands of a receiver or makes a general assignment for the benefit of creditors; or

B.                                     In the event that all or substantially all of the assets of LICENSEE or its successor-in-interest are seized or attached in conjunction with any action brought against it by a third party creditor.

16.3         This Agreement may be terminated effective upon thirty (30) days written notice from BYU and the failure of LICENSEE to cure any breach or default prior to the expiration of the thirty-day notice period in any of the following circumstances:

A.                                   In the event LICENSEE becomes insolvent or shall cease to carry on its business in the normal course; or

B.                                     In the event there is a transfer or sale of LICENSEE’S business purporting to transfer or assign this Agreement and/or the LICENSED TECHNOLOGY without the prior express written consent of BYU; or

C.                                     Disclosure of confidential information in violation of the confidentiality provisions of this agreement; or

D.                                    In the event that BYU reasonably determines, in good faith, that LICENSEE does not have the financial ability to substantially perform the material terms of this Agreement.

16.4         In the case of breach or default arising from LICENSEE’S failure to pay BYU royalties or other costs or expenses pursuant to the Agreement when due and payable, failure to complete the performance requirements of Section 5 of this Agreement, or from any other material breach or default of this Agreement other than those described in Section 16.2 and Section 16.3, BYU shall have the right to terminate this Agreement upon sixty (60) days notice to LICENSEE.  Termination shall become effective upon the failure of LICENSEE to cure such breach or default within such notice period.

16.5         Upon termination of this Agreement for any reason, the parties shall not be released from any obligation that has matured prior to the effective date of the termination.  LICENSEE may, however, after the effective date of such termination, sell all LICENSED PRODUCTS and complete LICENSED PROCESSES in its inventory or in process as of the time of such termination, provided that LICENSEE shall pay to BYU the royalties and other consideration due on such products as required by this Agreement and shall submit the reports as required.

16.6         Upon the termination of this Agreement, any SUBLICENSEE which has not breached in any material way its sublicense agreement may be granted the right to receive a license directly from BYU, at BYU’s sole discretion, granting license rights to the LICENSED TECHNOLOGY.

16.7         Upon the termination of this Agreement, LICENSEE shall immediately cease using the LICENSED TECHNOLOGY and return to BYU all equipment, enhancements and all other materials, documents and information as may have been provided by BYU pursuant to this Agreement, which contain information which is confidential or proprietary to BYU and shall grant back to BYU all of LICENSEE’S right, title and interest to all IMPROVEMENTS, with applicable documentation, made by LICENSEE in relation to the LICENSED TECHNOLOGY.

16.8         Nothing herein shall be construed to limit BYU’s legal or equitable remedies in the event of a default by LICENSEE and/or subsequent termination of this Agreement by BYU.

17           Dispute Resolution and Mediation

17.1         With respect to any and all claims, disputes or controversies arising out of the performance of or in connection with this Agreement, the parties agree to attempt in good faith to resolve those claims, disputes or controversies by negotiations between the parties.  In the event either party believes the negotiation discussions are likely not to result in settlement, the parties must, in good faith, participate in mediation sessions with a professional mediator to be mutually selected by the parties and the expense of which is to be paid fifty percent (50%) by each party.  In the event, after one or more mediation sessions, either party believes the mediation process is not likely to resolve the dispute by mutual agreement, such party may seek any legal or equitable remedy available through a court of competent jurisdiction.

17.2         Nothing in this Section shall be construed to waive any rights of timely performance of any obligation existing under this Agreement.

18           Licensee Assignment

Neither this Agreement nor the LICENSED TECHNOLOGY is assignable by LICENSEE without the express written consent of BYU, which shall not be unreasonably withheld.  Any attempt to make such an assignment without BYU’s written consent may be voided at the election of BYU.  LICENSEE agrees that in the event BYU elects to void an unauthorized assignment that BYU will have suffered immediate and irreparable damage and shall be entitled to immediate injunctive relief.  In the event BYU does not elect to void an unauthorized assignment, LICENSEE agrees that the assignee will be treated in all respects as a LICENSEE for purposes of this Agreement.  Nothing in this section may be construed to preclude BYU from initiating an independent action against the assignee of the unauthorized assignment or to otherwise pursue other legal or equitable remedies against LICENSEE, the assignee or both.

19           Non Use of BYU Name

LICENSEE shall not use the name of Brigham Young University nor of any of its employees, nor any adaptation thereof, in any advertisement, promotion or sales literature without the express prior written consent from BYU in each case, except that LICENSEE may state that it is licensed by BYU.

20           Publication

BYU shall have the right to publish any academic paper, article or learned treatise and make public disclosure at professional meetings or seminars regarding any portion of the LICENSED TECHNOLOGY which has been or may be invented, conceived or developed by BYU.

21           Payment, Notices and Other Communications

Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent by certified first-class mail, postage prepaid, addressed to the receiving party at its address designated below or such address as shall be designated by written notice given to the other party.

BYU:                                                                    Technology Transfer Office
3760 HBLL
Brigham Young University
Provo, Utah 84602-6844
(801)422-6266

LICENSEE:                                     Osmotics Corporation
Osmotics Pharma, Inc.
1444 Wazee Street
Suite 210
Denver, CO 80202
(303) 534-1800

Attention: Chief Executive Officer & Chief Financial Officer

22           Miscellaneous Provisions

22.1         Independence of Parties.  BYU and LICENSEE are independent parties engaged in independent business and neither party nor any respective agent or employee of either party shall be regarded as an agent or an employee of the other.  Nothing in this Agreement shall be construed as reserving to either party the right to control the other in the conduct of its business, nor shall either party have the authority to make any promise, guarantee, warranty or reservation which will create any obligation or liability whether express or implied on behalf of the other.

22.2         Attorneys’ Fees.  In the event a legal proceeding is commenced in a court of competent jurisdiction to construe or enforce any provision of this Agreement, the prevailing party, in addition to all other amounts to which such party may be entitled, shall be entitled to recover from the non-prevailing party its reasonable attorneys’ fees, expert witness fees and costs incurred in connection with the proceeding.

22.3         Waiver.  No waiver by either party, whether express or implied, of any provisions of this Agreement or of any breach or default of either party, shall constitute a continuing waiver of such provision or a waiver of any other provisions of this Agreement.

22.4         Governing Law.  This Agreement shall be interpreted and construed in accordance with the laws of the State of Utah.  Venue for any legal disputes shall be in Utah County, Utah.

22.5         Partial Invalidity.  Should any Section or any part of a Section of this Agreement be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining Sections and Subsections shall not be affected by the invalidity of any other part of the Agreement.

22.6         Force Majeure.  Neither party to this Agreement shall be in default because of a delay or failure to perform which is not the result of the defaulting party’s intentional or negligent acts or omissions, but results from causes beyond the reasonable control of such party such as acts of God, terrorism, civil disobedience and war.

22.7         Entire Agreement.  This Agreement constitutes the entire Agreement and understanding between the parties and supersedes all prior agreements and understandings with respect to the LICENSED TECHNOLOGY, whether written or oral.  No modification or claimed waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by authorized representatives of the party against whom such modification or waiver was sought to be enforced.

22.8         Full and Fair Meaning.  This Agreement shall be interpreted in accordance with its fair meaning and shall not be interpreted for or against any party on the ground that such party drafted or caused to be drafted this Agreement or any part thereof.

22.9         Binding Effect.  This License Agreement shall be binding upon and shall inure to the benefit of the successors, assigns and legal representatives of the parties.

22.10       Headings.  The paragraph and subparagraph headings contained in this Agreement are for convenience and reference only.  They are not intended to define, limit, or expand the scope of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have entered into this Agreement and it is effective this 15th day of April, 2004.

BRIGHAM YOUNG UNIVERSITY

/s/ Gary R. Hooper
By:	Gary R. Hooper	15 April 2004
	Associate Academic Vice President	Date

OSMOTICS CORPORATION
& OSMOTICS PHARMA, INC.

/s/ Steven S. Porter		4/28/05
By:	Steven S. Porter	Date
CEO & Chairman

TT-5069
April 15, 2004

EXHIBIT A

LICENSED TECHNOLOGY

The LICENSED TECHNOLOGY includes U.S. patents and patent applications listed below and any patents issuing therefrom, any foreign counterparts thereof, as well as all continuations, continuations-in-part, divisions and renewals thereof, all patents which may be granted thereon, and all reissues, reexaminations and extensions; and trade secrets; and know-how which trade secrets and know-how are in existence upon the effective date of the Agreement.

Title	DateFiled	Application#	Date Issued	Patent#	Country	Docket#

Steroid Derived Antibiotics	1/19/1999	09/234,008	2/26/2002	6,350,738	CIP	07913-004001
Steroid Derived Antibiotics	1/19/1999	98909028.7			EPO	07913-003EP1
Steroid Derived Antibiotics	8/15/2000	60/225,467			Provisional	07913/006001
Steroid Derived Antibiotics	6/25/2001	0008737			Mexico	07913-003MX1
Steroid Derived Antibiotics	8/10/2001	09/927,926	11/26/2002	6,486,148	Divisional	07913-004002
Steroid Derived Antibiotics	8/15/2001	09/930,316			CIP	07913-006001
Steroid Derived Antibiotics	1/19/2000	US00/01314			PCT	07913-004 WO1
Steroid Derived Antibiotics		759333			Australia	07913-003AU1
Steroid Derived Antibiotics	9/6/2000	98813861.1			China	07913-003CN1
Steroid Derived Antibiotics		2000125277			Brazil	07913-003BR1
Steroid Derived Antibiotics	3/6/1998	2000125277			Russia	07913-003RU1
Steroid Derived Antibiotics	8/1/2001	27319/00			Australia	07913-004AU1
Steroid Derived Antibiotics	7/19/2001	2000-593625			Japan	07913-004JP1
Steroid Derived Antibiotics		2000-534218			Japan	07913-003JP1
Steroid Derived Antibiotics	3/6/1998	PCT/US98/04489			PCT	07913-003WO1
Steroid Derived Antibiotics	8/15/2001	PCT/US01/25532			PCT	07913-006WO1
Steroid Derived Antibiotics	8/11/2003	W-20002018			Indonesia	07913-003ID1
Steroid Derived Antibiotics	8/15/2001	01964034.1			Europe	07913-006EP1
Steroid Derived Antibiotics	8/15/2001	2002-519479			Japan	07913-006JP1

TT-5069

EXHIBIT B

NON-DISCLOSURE OF CONFIDENTIAL INFORMATION AGREEMENT

This Agreement is entered into between____________________________, a________________corporation with its principal place of business located at________________________________________________________________(referred to in this Agreement as “LICENSEE”) and______________________________________, an employee or contractor of LICENSEE (referred to in this Agreement as “DISCLOSEE”).

LICENSEE and DISCLOSEE agree that they are voluntarily entering into this Agreement for the express benefit of Brigham Young University, a Utah nonprofit corporation and educational institution with its principal campus and place of business located at Provo, Utah 84602 (referred to in this Agreement as “BYU”) and further agree to abide by the terms of this Agreement as follows:

RECITALS

1.             BYU is the sole owner of certain INTELLECTUAL PROPERTY rights known as ________________________________________________________ and has entered into an Exclusive License Agreement (referred to in this Agreement as the “License Agreement”) with LICENSEE to allow for its development and commercialization.

2.             DISCLOSEE is an employee or contractor employed by or doing work for hire for LICENSEE.

3.             Pursuant to the License Agreement, LICENSEE will receive material and information from BYU which is confidential or proprietary to BYU and LICENSEE has agreed with BYU to take reasonable precautions to preserve the confidential or proprietary status of this material and information during the term of the License Agreement and for a period of five (5) years after termination of the License Agreement.

4.             LICENSEE has also agreed with BYU that all of its employees and independent contractors with access to BYU’s confidential or proprietary information will be bound in writing to make no unauthorized use or disclosure of the confidential information.  The purpose of this Agreement is to affect compliance with LICENSEE’S obligation to protect BYU’s confidential information.

1.             Definitions

1.1           “LICENSED TECHNOLOGY” means and includes all of BYU’s technology and INTELLECTUAL PROPERTY referred to in this Agreement as_________________________and related enhancements generated at BYU or improvements developed by LICENSEE as specifically identified on Exhibit A to the License Agreement which exhibit is incorporated by reference and made a part of this Agreement.

1.2           “CONFIDENTIAL INFORMATION” shall mean and include all material and information provided by BYU to LICENSEE which is marked as confidential, or is verbally so designated and confirmed in writing by BYU within thirty (30) days of receipt of the materials or information by LICENSEE, or which LICENSEE would at the time of disclosure reasonably understand under the circumstances to be considered by BYU to be confidential, proprietary or to constitute a trade secret.

2.             Disclosure and Acknowledgment

2.1           The parties acknowledge that, from time to time during the term of the License Agreement between BYU and LICENSEE, it may be necessary for CONFIDENTIAL INFORMATION to be disclosed by BYU to LICENSEE and from BYU or LICENSEE to DISCLOSEE.  The parties acknowledge the provisions of this Agreement are necessary to protect the confidentiality, value, and secrecy of BYU’s CONFIDENTIAL INFORMATION concerning the LICENSED TECHNOLOGY and to protect BYU’s patent and ownership rights to the LICENSED TECHNOLOGY.

2.2           Nothing in this Agreement shall be construed as conferring upon DISCLOSEE by implication, estoppel, or otherwise any right, title or interest in, or any license under, any LICENSED TECHNOLOGY, INTELLECTUAL PROPERTY, patent or trade secret now or subsequently owned by BYU.

2.3           DISCLOSEE agrees to take all precautions reasonably necessary to maintain the confidential nature of the CONFIDENTIAL INFORMATION disclosed to him or her by BYU or LICENSEE or otherwise obtained by him or her in connection with any dealings with BYU or LICENSEE.

3.             Use of CONFIDENTIAL INFORMATION

DISCLOSEE agrees as follows:

3.1           Not to use the CONFIDENTIAL INFORMATION on his or her own behalf or on the behalf of others and to hold in trust for BYU the CONFIDENTIAL INFORMATION and any related information, test data, and benefits which arise during the course of employment or work for hire with LICENSEE.

3.2           Not to copy, duplicate or in any way record any CONFIDENTIAL INFORMATION disclosed to him or her under the terms of this Agreement.

3.3           That all ideas, developments, inventions, or improvements relating to the CONFIDENTIAL INFORMATION which are discovered by DISCLOSEE or which DISCLOSEE and others conceive during the term of this Agreement shall be promptly disclosed to LICENSEE and to BYU.

3.4           That all such ideas, developments or inventions shall be the sole property of BYU and LICENSEE subject to the terms of the License Agreement and to irrevocably assign, transfer and set over to BYU and LICENSEE all rights, title and interest in and to all such ideas, developments or inventions, regardless of whether they may or may not be patentable, as directed by the License Agreement.

3.5           To execute, acknowledge and deliver any and all documents, instruments and papers and to do any and all other things that may be deemed to be reasonably necessary by BYU and/or LICENSEE to carry out the provisions of Section 3 of this Agreement.

3.6           To render all reasonable assistance to BYU and LICENSEE in preparing copyrights or patent applications and in protecting the rights of BYU and/or LICENSEE and/or their designees in and to any matter which BYU and/or LICENSEE desire to protect under any patent or copyright laws of this or any other country.

3.7           In the event that BYU and/or LICENSEE is unable, after reasonable effort, to secure DISCLOSEE’s signature on any document or documents needed to apply for or prosecute any patent, copyright or other right or protection relating to any idea or invention, whether because of DISCLOSEE’s physical or mental incapacity or for any other reason whatever, DISCLOSEE hereby irrevocably designates and appoints BYU and its duly authorized officers and agents as attorney-in-fact to act in DISCLOSEE’s behalf and stead to execute and file any required documents, and to do all other lawfully permitted acts to further prosecution and issuance of patents, copyrights or other similar protections with the same legal force and effect as if executed by DISCLOSEE.

4.             Term and Termination

4.1           DISCLOSEE’s obligation of confidence, non-disclosure and non-use pursuant to this Agreement shall be effective for a period of the term of the License Agreement and for a period of five (5) years after termination of the License Agreement provided, however, that DISCLOSEE shall have no obligation of confidence, non-disclosure or non-use with respect to information:

4.1.1        Already known to DISCLOSEE at the time of the disclosure by BYU to LICENSEE; or

4.1.2        Was generally available to the public or otherwise part of the public domain at the time of disclosure from BYU to LICENSEE; or

4.1.3        Became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of LICENSEE or DISCLOSEE in breach of the License Agreement or of this Agreement; or

4.1.4        Was subsequently and lawfully disclosed to LICENSEE or DISCLOSEE by a third party.

4.1.5        Notwithstanding the above subpart of Section 4 of this Agreement, information shall not be considered to be generally known to the public or in the trade if, in order to acquire such information from publicly available sources, DISCLOSEE used CONFIDENTIAL INFORMATION to guide him or her in reviewing such sources or to select therefrom a series of unconnected items which may be fit together to match the CONFIDENTIAL INFORMATION first learned from BYU and/or LICENSEE.

4.2           Upon termination of the License Agreement or at the conclusion of DISCLOSEE’s employment relationship with LICENSEE, or at any time upon receiving written request from BYU or LICENSEE, DISCLOSEE shall return all CONFIDENTIAL INFORMATION as well as any and all blueprints, drawings, diagrams, manuals, memoranda, notes, records, books, files, software, data, instruments, paper or any other documents or things pertaining to the CONFIDENTIAL INFORMATION and any copies, summaries or compilation of such.

5.             Miscellaneous

5.1           In the event DISCLOSEE is in breach of any of its obligations pursuant to this Agreement, both BYU and LICENSEE shall have the right and standing, in addition to any other remedies available to them at law or in equity, to preliminary injunctive relief to enforce the obligation of confidence hereunder until such time as a final adjudication by a court of competent jurisdiction is secured.

5.2           In the event a suit is commenced to enforce any obligations of this Agreement, the prevailing party, in addition to any other amounts or remedies to which it may be entitled, shall be paid by the non-prevailing party a reasonable sum for attorneys fees and reasonable costs related to the dispute resolution.

5.3           This Agreement is subject to and shall be interpreted under the laws of the State of Utah and the venue for any dispute resolution shall be in the State of Utah, County of Utah in the State District Court to which jurisdiction the parties to this Agreement irrevocably consent.

5.4           The parties to this Agreement agree that this Agreement is made and entered into for the benefit of BYU and that BYU is a third party beneficiary to this Agreement and has standing to enforce the terms of this Agreement and to avail itself of all other equitable and legal remedies allowable by law as if it were a direct party to this Agreement.

5.6           This Agreement is divisible and separable so that if any provision or provisions shall be held invalid, such holding shall not impair the remaining provisions.

5.5           This Agreement constitutes the entire agreement and understanding between the parties and supersedes all prior agreements and understandings with respect to the subject matter, whether written or oral.

IN WITNESS WHEREOF, the parties have entered into this Agreement and it is effective as of the________________day of_____________________, 200___.

LICENSEE:

Name:

Title:

Date:

DISCLOSEE:

Name:

Title:

Date:

TT-5069

April 15, 2004